Exhibit 99.1
CARDIOVASCULAR SYSTEMS REPORTS FISCAL 2010 FOURTH-QUARTER
AND FULL-YEAR FINANCIAL RESULTS
Conference Call Scheduled for Today, August 10, 2010 at 3:45 PM CT (4:45 PM ET)
•	Key financial results improved in fiscal 2010 fourth quarter over prior-year quarter
•	Revenue increased 15 percent to $18.0 million

•	Revenue from reorders grew to 93 percent of total revenue from 89 percent

•	Gross margin rose to 77 percent from 73 percent

•	Adjusted EBITDA loss improved 58 percent to $(1.5) million

•	Net loss improved 22 percent to $(4.4) million
•	Second-generation product, the Diamondback Predator 360°™ PAD System, was launched

•	Prospective clinical trials were advanced
•	ORBIT II coronary trial began patient enrollment

•	CALCIUM 360° and COMPLIANCE 360° studies completed patient enrollment
St. Paul, Minn., August 10, 2010 — Cardiovascular Systems, Inc. (CSI) (Nasdaq: CSII), a medical device company developing and commercializing innovative interventional treatment systems for vascular disease, today reported financial results for its fiscal fourth quarter and year ended June 30, 2010.
CSI’s revenue in the fourth quarter rose to $18.0 million, a 15 percent gain over revenue of $15.7 million in the fourth quarter of last fiscal year. Adjusted EBITDA, calculated as loss from operations, less depreciation and amortization and stock-based compensation expense, improved by 58 percent to a loss of $(1.5) million, as a result of stronger revenue and gross margins, with limited operating expense growth.
David L. Martin, CSI president and chief executive officer, said, “Our focus on customer education to drive adoption of our Diamondback 360® PAD System has been successful, resulting in significant revenue growth in the last two quarters of fiscal 2010. As a result, we enter fiscal 2011 with a strong customer base. We also made substantial progress toward profitability, greatly reducing our net and adjusted EBITDA losses. These accomplishments occurred while we made progress on key growth initiatives, including launch of our ORBIT II trial for a coronary application — a major new potential market for the company, and introduction of CSI’s second-generation product, the Diamondback Predator 360°™ PAD System.”
Net loss was $(4.4) million for the quarter, a 22-percent improvement from $(5.6) million in the fourth quarter of last year and a 32-percent reduction from the third quarter of fiscal 2010. Net loss per diluted common share was $(0.29) in the fiscal 2010 fourth quarter, compared to $(0.40) per diluted common share a year earlier.
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Cardiovascular Systems, Inc.
August 10, 2010

Revenue generated from customer reorders rose to 93 percent of total revenue for the fiscal 2010 fourth quarter, up from 89 percent in last year’s fourth quarter, reflecting CSI’s emphasis on increasing usage in existing accounts. Gross margin rose to 77 percent from 73 percent in the same period last year, due to product cost reductions, manufacturing efficiencies and shipment of fewer controller units. Operating expenses increased 7 percent to $18.2 million, a result of expanding the sales force and education programs earlier in fiscal 2010.
Fiscal Year 2010 Results
Financial results for fiscal year 2010 also improved over the prior year. Revenue increased 15 percent to $64.8 million. Gross margin rose to 77 percent from 71 percent, while operating expenses declined two percent. The net loss decreased 25 percent to $(23.9) million. Fiscal 2009 benefited from $4.1 million of income from valuation changes related to preferred stock warrants and auction rate securities. Excluding this 2009 income, net loss improved by 34 percent in 2010. Adjusted EBITDA improved by 51 percent to a loss of $(13.2) million. The net loss available to common shareholders increased to $(23.9) million from $(9.1) million last year, which was favorably affected by a $22.8 million valuation change in redeemable convertible preferred stock. Net loss per diluted common share was $(1.62) in fiscal 2010, compared to $(1.13) last year. Weighted average common shares outstanding increased by 6.7 million shares, primarily resulting from completion of the reverse merger in fiscal 2009.
Operating Highlights
Second Generation PAD System Introduced
CSI recently launched the Diamondback Predator 360° PAD™ System, its second generation product — with improved crowns and shafts — that uses the same mechanism of action as the Diamondback 360°. With the Diamondback Predator 360°, physicians can remove a high percentage of plaque in less time. A reduced profile with increased weight allows for easy advancement through difficult occlusions.
“At CSI, we listen to physicians’ feedback and respond with technological innovation that meets their needs,” commented Martin. “Physicians who have used the Diamondback Predator 360° have found the new system gives them superior performance and outcomes.” The product has completed an extensive limited release and is now available for broad commercialization.
Clinical Trial for Coronary Application Advanced
In April, CSI received FDA unconditional Investigational Device Exemption (IDE) approval to evaluate the safety and effectiveness of the Diamondback 360° System to treat calcified coronary lesions. Patient enrollment in the ORBIT II pivotal clinical trial is now under way. ORBIT II is expected to enroll 429 patients, subject to FDA review of data from the first 50 cases.
Martin added, “Our unique orbital technology has a strong track record in treating small vessels with calcified lesions and may be well suited for a coronary application. The ability to remove hard plaque prior to stent placement could spare many patients from highly invasive surgery and improve long-term outcomes. Our ORBIT I feasibility trial provided strong safety and efficacy data, and we are confident about repeating those outcomes in ORBIT II.”
PAD Studies Support Evidence-Based Medicine
In the fourth quarter, CSI completed patient enrollment in the COMPLIANCE 360° and CALCIUM 360° clinical trials, which are evaluating the use of the Diamondback 360° in treating PAD lesions above and behind/below the knee, respectively. Both studies are prospective, randomized clinical trials, enrolling 50 patients at up to 10 sites, with six-month and 12-month follow-up.
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Cardiovascular Systems, Inc.
August 10, 2010

Martin noted, “Safety and outcomes data are the foundation of evidence-based medicine and priority factors in physicians’ treatment decisions. The scope of our PAD clinical trial program is unprecedented in this sector, and we now have data on more than 1,300 patients in 11 clinical trials. We are committed to obtaining scientifically sound, clinically useful data that gives physicians the information they need to optimize patient outcomes and raise the standard of care for PAD patients.”
Fiscal 2011 First-Quarter Outlook
For the fiscal 2011 first quarter ending September 30, 2010, CSI management anticipates:
•	Revenue in the range of $17.0 million to $18.0 million, or growth of 12 percent to 18 percent over the first quarter of fiscal 2010. The revenue range is affected by seasonally lower procedure volume during the summer months;

•	Gross profit as a percentage of revenue at approximately the same level as the fiscal 2010 fourth quarter;

•	A slight rise in operating expenses from the fiscal 2010 fourth quarter, due to temporary increases in research and development for an electric version of the Diamondback 360° system and for the coronary initiative;

•	Net loss in the range of $(4.7) million to $(5.3) million, or loss per diluted share ranging from $(0.31) to $(0.34), assuming 15.4 million average shares outstanding; and

•	Adjusted EBITDA loss between $(2.2) million and $(2.8) million.
Management continues to balance growth with progress toward profitability and positive cash flow and expects the net loss and adjusted EBITDA to improve as revenue increases.
Conference Call Today at 3:45 PM CT (4:45 PM ET)
Cardiovascular Systems, Inc. will host a live conference call and webcast of its fiscal fourth-quarter and full-year 2010 results today, August 10, 2010, at 3:45 p.m. CT (4:45 p.m. ET). To access the call, dial (888) 680-0860 and enter access number 72651739. Please dial in at least 10 minutes prior to the call and wait for operator assistance. To listen to the live webcast, go to the investor information section of the company’s website, www.csi360.com, and click on the webcast icon. A webcast replay will be available beginning at 7 p.m. CT the same day.
For an audio replay of the conference call, dial (888) 286-8010 and enter access number 17600619. The audio replay will be available beginning at 8 p.m. CT on Tuesday, August 10, 2010, through 6 p.m. CT on Friday, August 13, 2010.
Use of Non-GAAP Financial Measures
To supplement CSI’s consolidated condensed financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), CSI uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most comparable U.S. GAAP measures for the respective periods can be found in tables later in this release immediately following the consolidated statements of operations. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI’s financial results prepared in accordance with GAAP.
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Cardiovascular Systems, Inc.
August 10, 2010

About Cardiovascular Systems, Inc.
Cardiovascular Systems, Inc., based in St. Paul, Minn., is a medical device company focused on developing and commercializing interventional treatment systems for vascular disease. The company’s Diamondback 360® and Diamondback Predator 360™ PAD Systems treat calcified and fibrotic plaque in arterial vessels throughout the leg in a few minutes of treatment time, and address many of the limitations associated with existing surgical, catheter and pharmacological treatment alternatives. As many as 12 million Americans suffer from peripheral arterial disease (PAD), which is caused by the accumulation of plaque in peripheral arteries (commonly the pelvis or leg) reducing blood flow. Symptoms include leg pain when walking or at rest, and can lead to tissue loss and eventually limb amputation. In August 2007, the U.S. FDA granted 510(k) clearance for the use of the Diamondback 360° as a therapy for PAD, and CSI commenced a U.S. product launch in September 2007. Since then, nearly 30,000 procedures have been performed using the Diamondback 360° in leading institutions across the United States. For more information visit the company’s Web site at www.csi360.com.
Safe Harbor
Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding (i) the use of the Diamondback 360° to treat coronary lesions and the potential market for this application; (ii) CSI’s clinical trials; (iii) anticipated revenue, gross profit, operating expenses, net loss and adjusted EBITDA in future periods; and (iv) management’s expectation that net loss and adjusted EBITDA will improve as revenue increases, are forward-looking statements. These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to the potential for unanticipated delays in enrolling medical centers and patients for clinical trials; dependence on market growth; the reluctance of physicians to accept new products; the impact of competitive products and pricing; the difficulty to successfully manage operating costs; fluctuations in quarterly results; approval of products for reimbursement and the level of reimbursement; general economic conditions and other factors detailed from time to time in CSI’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. CSI encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, CSI’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and CSI undertakes no obligation to update them to reflect subsequent events or circumstances.
Product Disclosure
The Diamondback 360® PAD System and Diamondback Predator 360™ PAD System are percutaneous orbital atherectomy systems indicated for use as therapy in patients with occlusive atherosclerotic disease in peripheral arteries and stenotic material from artificial arteriovenous dialysis fistulae. The systems are contraindicated for use in coronary arteries, bypass grafts, stents or where thrombus or dissections are present. Although the incidence of adverse events is rare, potential events that can occur with atherectomy include: pain, hypotension, CVA/TIA, death, dissection, perforation, distal embolization, thrombus formation, hematuria, abrupt or acute vessel closure, or arterial spasm.
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Cardiovascular Systems, Inc.
August 10, 2010

Cardiovascular Systems, Inc.
Consolidated Statements of Operations
(Dollars in Thousands, except per share and share amounts)
(unaudited)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues	$18,015	$15,695	$64,829	$56,461
Cost of goods sold	4,153	4,240	15,003	16,194

Gross profit	13,862	11,455	49,826	40,267

Selling, general and administrative	15,297	14,196	62,447	59,822
Research and development	2,857	2,827	10,278	14,678

Total expenses	18,154	17,023	72,725	74,500

Loss from operations	(4,292)	(5,568)	(22,899)	(34,233)

Other (expense) income
Interest expense	(360)	(519)	(1,435)	(2,350)
Interest income	157	200	402	3,380
Decretion of redeemable convertible preferred stock	—	—	—	2,991
Gain (impairment) on investments	150	250	150	(1,683)
Other	(56)	—	(122)	—

Total other (expense) income	(109)	(69)	(1,005)	2,338

Net loss	(4,401)	(5,637)	(23,904)	(31,895)
Decretion of redeemable convertible preferred stock	—	—	—	22,781

Net loss available to common shareholders	$(4,401)	$(5,637)	$(23,904)	$(9,114)

Net loss per common share:
Basic and diluted	$(0.29)	$(0.40)	$(1.62)	$(1.13)

Weighted average common shares used in computation:
Basic and diluted	14,950,869	14,006,891	14,748,293	8,068,689

Stock-based compensation supplemental detail (included in amounts above): (Dollars in Thousands)
Cost of goods sold	$114	$109	$548	$475
Selling, general and administrative	2,122	1,560	7,272	5,684
Research and development	398	171	1,274	612

Totals	$2,634	$1,840	$9,094	$6,771

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Cardiovascular Systems, Inc.
August 10, 2010

Cardiovascular Systems, Inc.
Consolidated Balance Sheets
(Dollars in Thousands)
(unaudited)

	June 30,	June 30,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$23,717	$33,411
Accounts receivable, net	9,394	8,474
Inventories	4,319	3,369
Prepaid expenses and other current assets	1,048	798

Total current assets	38,478	46,052

Auction rate securities put option	—	2,800
Investments	—	20,000
Property and equipment, net	1,964	1,719
Patents, net	1,712	1,363
Other assets	180	436

Total assets	$42,334	$72,370

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Current maturities of long-term debt	$3,613	$25,823
Accounts payable	3,353	4,751
Accrued expenses	6,569	5,600

Total current liabilities	13,535	36,174

Long-term liabilities
Long-term debt, net of current maturities	7,286	4,379
Grant payable	3,389	—
Other liabilities	409	1,485

Total long-term liabilities	11,084	5,864

Total liabilities	24,619	42,038

Commitments and contingencies
Total stockholders’ equity	17,715	30,332

Total liabilities and stockholders’ equity	$42,334	$72,370

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Cardiovascular Systems, Inc.
August 10, 2010

Non-GAAP Financial Measures
To supplement CSI’s consolidated condensed financial statements prepared in accordance with GAAP, CSI uses a non-GAAP financial measure referred to as “Adjusted EBITDA” in this release.
Reconciliations of Adjusted EBITDA to the most comparable U.S. GAAP measure for the respective periods can be found in the table below. In addition, an explanation of the manner in which CSI’s management uses Adjusted EBITDA to conduct and evaluate its business, the economic substance behind management’s decision to use Adjusted EBITDA, the substantive reasons why management believes that Adjusted EBITDA provides useful information to investors, the material limitations associated with the use of Adjusted EBITDA and the manner in which management compensates for those limitations is included following the reconciliation table below.
Cardiovascular Systems, Inc.
Supplemental Sales Information
(Dollars in Thousands)
(unaudited)

	Three months ended
	June 30,		Year ended June 30,
	2010	2009	2010	2009

Device revenue	$15,885	$14,095	$57,351	$51,307
Other product revenue	2,130	1,600	7,478	5,154
Total revenue	$18,015	$15,695	$64,829	$56,461

Device units sold	5,318	4,692	19,178	17,254

New customers	60	69	215	373

Reorder revenue %	93%	89%	93%	81%
Cardiovascular Systems, Inc.
Adjusted EBITDA
(Dollars in Thousands)

	Actual
	(unaudited)				Projected Range
	Three Months Ended		Year Ended		Three Months Ending
	June 30,		June 30,		September 30, 2010
	2010	2009	2010	2009	High	Low

Loss from operations	$(4,292)	$(5,568)	$(22,899)	$(34,233)	$(4,400)	$(5,000)
Add: Stock-based compensation	2,634	1,840	9,094	6,771	2,000	2,000
Add: Depreciation and amortization	164	136	599	468	200	200

Adjusted EBITDA	$(1,494)	$(3,592)	$(13,206)	$(26,994)	$(2,200)	$(2,800)

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Cardiovascular Systems, Inc.
August 10, 2010

Use and Economic Substance of Non-GAAP Financial Measures Used by CSI and Usefulness of Such Non-GAAP Financial Measures to Investors
CSI uses Adjusted EBITDA as a supplemental measure of performance and believes this measure facilitates operating performance comparisons from period to period and company to company by factoring out potential differences caused by depreciation and amortization expense and non-cash charges such as stock based compensation. CSI’s management uses Adjusted EBITDA to analyze the underlying trends in CSI’s business, assess the performance of CSI’s core operations, establish operational goals and forecasts that are used to allocate resources and evaluate CSI’s performance period over period and in relation to its competitors’ operating results. Additionally, CSI’s management is evaluated on the basis of Adjusted EBITDA when determining achievement of their incentive compensation performance targets.
CSI believes that presenting Adjusted EBITDA provides investors greater transparency to the information used by CSI’s management for its financial and operational decision-making and allows investors to see CSI’s results “through the eyes” of management. CSI also believes that providing this information better enables CSI’s investors to understand CSI’s operating performance and evaluate the methodology used by CSI’s management to evaluate and measure such performance.
The following is an explanation of each of the items that management excluded from Adjusted EBITDA and the reasons for excluding each of these individual items:
•	Stock-based compensation. CSI excludes stock-based compensation expense from its non-GAAP financial measures primarily because such expense, while constituting an ongoing and recurring expense, is not an expense that requires cash settlement. CSI’s management also believes that excluding this item from CSI’s non-GAAP results is useful to investors to understand the application of SFAS 123R and its impact on CSI’s operational performance, liquidity and its ability to make additional investments in the company, and it allows for greater transparency to certain line items in CSI’s financial statements.

•	Depreciation and amortization expense. CSI excludes depreciation and amortization expense from its non-GAAP financial measures primarily because such expenses, while constituting ongoing and recurring expenses, are not expenses that require cash settlement and are not used by CSI’s management to assess the core profitability of CSI’s business operations. CSI’s management also believes that excluding these items from CSI’s non-GAAP results is useful to investors to understand CSI’s operational performance, liquidity and its ability to make additional investments in the company.
Material Limitations Associated with the Use of Non-GAAP Financial Measures and Manner in which CSI Compensates for these Limitations
Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for CSI’s financial results prepared in accordance with GAAP. Some of the limitations associated with CSI’s use of these non-GAAP financial measures are:
•	Items such as stock-based compensation do not directly affect CSI’s cash flow position; however, such items reflect economic costs to CSI and are not reflected in CSI’s “Adjusted EBITDA” and therefore these non-GAAP measures do not reflect the full economic effect of these items.
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Cardiovascular Systems, Inc.
August 10, 2010

•	Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than CSI, limiting the usefulness of those measures for comparative purposes.

•	CSI’s management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures CSI uses.
CSI compensates for these limitations by relying primarily upon its GAAP results and using non-GAAP financial measures only supplementally. CSI provides full disclosure of each non-GAAP financial measure CSI uses and detailed reconciliations of each non-GAAP measure to its most directly comparable GAAP measure. CSI encourages investors to review these reconciliations. CSI qualifies its use of non-GAAP financial measures with cautionary statements as set forth above.
Contacts:

For Cardiovascular Systems Inc.	Padilla Speer Beardsley:
Investor Relations	Marian Briggs
(651) 259-2800	(612) 455-1742
investorrelations@csi360.com	mbriggs@psbpr.com

Nancy A. Johnson
(612) 455-1745
njohnson@psbpr.com
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